Exhibit 3.1
BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of /s/Barbara K. Cegavske	Document Number 20180288973-38
	Barbara K. Cegavske Secretary of State	Filing Date and Time 06/28/2018 8:00 AM
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	State of Nevada	Entity Number E0435072013-1

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

Eldorado Resorts, Inc.

2.  The articles have been amended as follows:  (provide article numbers, if available)

Section A of Article IV is hereby amended and restated in its entirety as follows:

“A.  Authorized Shares.

The Corporation is authorized to issue two hundred million (200,000,000) shares of common stock having a par value of $0.00001 per share (hereinafter referred to as “Common Stock”).”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions
of the articles of incorporation* have voted in favor of the amendment is:	51,471,217

4. Effective date and time of filing: (optional)	Date:	Time:

(must not be later than 90 days after the certificate is filed)

5.  Signature:  (required)

X /s/Edmund L. Quatmann, Jr.
Signature of Officer

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15